The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated August 09, 2021

Filed under 424(b)(3), Registration Statement No. 333-232862-01
Pricing Supplement No. 60 - Dated Monday, August 9, 2021 (To: Prospectus Dated July 26, 2019, and Prospectus Supplement Dated July 26, 2019)
CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Amount	Selling Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option	Ranking
26054L3W1		100%	1.250%		1.150%	Semi- Annual	08/15/2026	02/15/2022	$5.62	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 2/15/2022 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX, LLC Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 02/15/2022 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.8500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.8500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054L3X9	100%	1.800%	2.000%	Semi-Annual	08/15/2031	02/15/2022	$9.78	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 2/15/2022 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX, LLC Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 02/15/2022 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.2500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.2500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054L3Y7	100%	3.150%	3.000%	Semi-Annual	08/15/2051	02/15/2022	$14.67	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 2/15/2022 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX, LLC Agents: Citigroup, Morgan Stanley, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole or in part, on the interest payment date occurring on 02/15/2022 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 2.4000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 2.4000% to the public offering price, thereby not retaining any portion of the discount as compensation.

The Dow Chemical Company 2211 H.H. Dow Way Midland, Michigan 48674

Trade Date: Monday, August 16, 2021 @ 12:00 PM ET

Settle Date: Thursday, August 19, 2021

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.

The Dow Chemical Company The Dow Chemical Company InterNotes